UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013 (January 16, 2013)

Surge Global Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24269	34-1454529
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

75-153 Merle Drive, Suite B Palm Desert, California 92211	92211
(address of principal executive offices)	(zip code)

760-610-6758
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

ITEM 8.01. Other Events.

On January 16, 2013, the Company established an Engineering, Technology and Organizational Development Advisory Committee to the Board composed of non-employee directors who are deemed to be “independent.” This committee will propose, monitor and review strategies for overall oil, gas and energy acquisitions and investments and serve as a resource and provide input as needed, regarding the scientific and technological aspect of production, safety and engineering matters. The committee will also assist the Board of Directors in identifying, acquiring, structuring and managing oil & gas development acquisitions for continued Company growth, viability and sustainability. In addition, the Company believes that the committee will be able to assist the Board of Directors in its oversight of the Company’s major acquisitions and business development and activities related to the acquisition or development of new properties or technologies.

Information concerning each of the initial members of the committee is as follows:

Steven S. Thomas, age 62, serves as chief engineer for drilling and plant operations for the Company. Mr. Thomas founded and is President of Caprock Engineering, Inc., a company engaged since 1983 in drilling, completion and operation of oil and gas wells throughout the Texas Panhandle. Mr. Thomas currently operates approximately 100 Texas oil and gas wells and has non-operating interests in several hundred oil and gas wells across the U.S. Mr. Thomas designed the multi-million dollar air terminal for the City of Lubbock, Texas and was Plant Engineer for a large petrochemical ammonia plant near Borger, Texas. Mr. Thomas designed the largest mobile oil & gas drilling rig for Ingersoll Rand capable of drilling to 22,000 feet with 4.5 inch drill pipe. In 1995, he designed, funded and now owns/operates Cross Ministries, Inc., a 19 story, 2.5 million pound Cross located near Groom, Texas.

Frank Coan, age 62, has more than thirty-five years’ experience in management and consulting roles with organizations primarily in the automotive, high tech, retail, media, private equity and social sectors. He has been actively involved in the building of hyper growth strategies, capital growth solutions, and restructured business models in emerging and mature markets. Through his continuing role as a Partner in Coan & Ferguson, LLC, he serves as an advisor to many leading businesses and institutions across the private, public and social sectors. Mr. Coan also serves on the Board of Directors of several private and not-for-profit organizations.

The Company intends to reimburse the members of the committee for preapproved actual expenses incurred. No other compensation plan has yet been established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Surge Global Energy, Inc.

Dated: January 18, 2013	/s/ Clark Morton
Clark Morton
Chief Executive Officer